Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco Announces Early Results of Tender Offers and Extension of Early Tender Date
LONDON — 21 March 2016 — Ensco plc (NYSE:ESV) (“Ensco” or the “Company”) reported the results to date of its pending cash tender offers (collectively, the “Tender Offers,” and each offer to purchase a series of notes individually, a “Tender Offer”) to purchase up to $750,000,000 aggregate purchase price, exclusive of accrued interest (the “Aggregate Maximum Purchase Amount”), of the outstanding notes of Ensco and its wholly owned subsidiary Pride International, Inc. (“Pride”) set forth in the table below (collectively, the “Notes”). As of 5:00 p.m., New York City time, on March 18, 2016 (the “Initial Early Tender Date”), approximately $719.2 million aggregate principal amount of Notes have been tendered and not withdrawn in the Tender Offers.
Ensco also announced that it has extended the date by which tenders must be received for holders to receive the applicable early tender premium to 11:59 p.m., New York City time, on April 1, 2016 for each series of Notes, which is the “Expiration Date” for the Tender Offers. Accordingly, all Notes tendered prior to the Expiration Date, including those tendered prior to the Initial Early Tender Date, will be eligible to receive the total consideration set forth in the table below (with respect to each series, the “Total Consideration”). All other terms and conditions of the Tender Offers, as previously announced and described in an Offer to Purchase dated March 7, 2016 (the “Offer to Purchase”) and the related Letter of Transmittal, remain unchanged.

Series of Notes	Issuer	CUSIP Number	Aggregate Principal Amount Outstanding Prior to Tender Offers	Capped Notes Tender Cap	Acceptance Priority Level	Total Consideration(1)(2)
8.50% Senior Notes due 2019	Pride	74153QAG7	$500,000,000	N/A	1	$840.00
4.70% Senior Notes due 2021	Ensco	29358QAA7	$1,500,000,000	N/A	2	$720.00
6.875% Senior Notes due 2020	Pride	74153QAH5	$900,000,000	N/A	3	$740.00
4.50% Senior Notes due 2024	Ensco	29358QAC3	$625,000,000	$100,000,000(3)	4	$545.00
5.20% Senior Notes due 2025	Ensco	29358QAE9	$700,000,000			$545.00
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(1) Per $1,000 principal amount of Notes tendered and accepted for purchase.
(2) Includes the $30.00 early tender premium.
(3) No more than $100,000,000 aggregate purchase price, exclusive of accrued interest (the "Capped Notes Tender Cap"), of 4.50% Senior Notes due 2024 and 5.20% Senior Notes due 2025 collectively (the "Capped Notes") will be purchased in the Tender Offers.

No tenders will be valid if submitted after the Expiration Date at 11:59 p.m., New York City time, on April 1, 2016. The deadline for holders to validly withdraw tenders of Notes has passed. Accordingly, Notes that were already tendered at the Initial Early Tender Date and any additional Notes that are tendered at or prior to the Expiration Date may not be withdrawn, except for certain limited circumstances where additional withdrawal rights are required by law.
All Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offers will receive the applicable consideration set forth in the table above, plus accrued and unpaid interest on such Notes from the last interest payment date with respect to those Notes to, but not including, the Settlement Date (as defined below).

Ensco reserves the right, in its sole discretion, to increase the Aggregate Maximum Purchase Amount and the Capped Notes Tender Cap without reinstating withdrawal rights, subject to compliance with applicable law, which could result in the Company’s purchasing a greater amount of Notes in the Tender Offers.
Ensco will purchase Notes that have been validly tendered at or prior to the Expiration Date and accepted for purchase, promptly following the Expiration Date (the date of such acceptance and purchase, the “Settlement Date”). The Settlement Date is expected to occur on the second business day following the Expiration Date, assuming the conditions to the Tender Offers have been either satisfied or waived by Ensco at or prior to the Expiration Date. Notes accepted on the Settlement Date, if any, will be accepted subject to the Aggregate Maximum Purchase Amount, the Capped Notes Tender Cap, the Acceptance Priority Levels and proration as described in the Offer to Purchase. Ensco has elected not to exercise its option to have an early settlement date.
Subject to the Aggregate Maximum Purchase Amount, the Capped Notes Tender Cap and proration as described in the Offer to Purchase, all Notes tendered having a higher Acceptance Priority Level will be accepted before any Notes tendered having a lower Acceptance Priority Level are accepted. Accordingly, all Notes with an Acceptance Priority Level 1 will be accepted before any Notes with an Acceptance Priority Level 2, and so on, until the Aggregate Maximum Purchase Amount is allocated. Once all Notes tendered in a certain Acceptance Priority Level have been accepted, Notes from the next Acceptance Priority Level may be accepted. If the remaining portion of the Aggregate Maximum Purchase Amount is adequate to purchase some but not all of the aggregate principal amount of Notes tendered within the next Acceptance Priority Level, Notes tendered in that Acceptance Priority Level will be accepted on a pro rata basis, based on the aggregate principal amount of Notes tendered with respect to that Acceptance Priority Level (with multiple series at a particular Acceptance Priority Level being treated collectively), and no Notes with a lower Acceptance Priority Level will be accepted.
Acceptance for tenders of any series of Notes may be subject to proration as to such series if the aggregate purchase price of the Notes of such series would cause the Aggregate Maximum Purchase Amount to be exceeded. Acceptance for tenders of Capped Notes may be subject to proration (treating each series of Capped Notes together as if they are a single series) if the aggregate purchase price of such Notes exceeds the Capped Notes Tender Cap.
The Tender Offers are not conditioned upon a minimum amount of Notes of any series, or a minimum amount of Notes of all series, being tendered. However, the Tender Offers are subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase.
Deutsche Bank Securities Inc., Goldman, Sachs & Co., Morgan Stanley & Co. LLC, BNP Paribas Securities Corp., Citigroup Global Markets Inc., DNB Markets, Inc., HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., Standard Chartered Bank and Wells Fargo Securities, LLC are the dealer managers in the Tender Offers. Global Bondholder Services Corporation has been retained to serve as both the depositary and the information agent for the Tender Offers. Persons with questions regarding the Tender Offers should contact Deutsche Bank Securities Inc. at (toll-free) (866) 627-0391 or (collect) (212) 250-2955; Goldman, Sachs & Co. at (toll-free) (800) 828-3182 or (collect) (212) 902-6941; or Morgan Stanley & Co. LLC at (toll-free) (800) 624-1808 or (collect) (212) 761-1057. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other related materials should be directed to Global Bondholder Services Corporation at (toll-free) (866) 470-4200 or (collect) (212) 430-3774.
None of Ensco, its board of directors, its officers, the dealer managers, the depositary, the information agent or the trustees with respect to the Notes, or any of Ensco’s or their respective affiliates, makes any recommendation that holders tender or refrain from tendering all or any portion of the principal amount of their Notes, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decision as to whether to tender their Notes and, if so, the principal amount of Notes to tender. The Tender Offers are made only by the Offer to Purchase and related Letter of Transmittal. This press release is neither an offer to purchase nor a solicitation of an offer to sell any notes in the Tender Offers. The Tender Offers are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offers are required to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of Ensco by the dealer managers or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Ensco plc (NYSE: ESV) is a global provider of offshore drilling services to the petroleum industry. Ensco plc is an English limited company (England No. 7023598) with its registered office and corporate headquarters located at 6 Chesterfield Gardens, 3rd Floor, London, United Kingdom W1J 5BQ.
Investor & Media Contacts:
Sean O’Neill
Vice President - Investor Relations and Communications
713-430-4607
Nick Georgas
Senior Manager - Investor Relations
713-430-4490